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Exhibit 10.16

AMENDMENT TO EMPLOYMENT AGREEMENT

        This amends the employment agreement (the "Agreement") by and between DataPath, Inc., a Georgia corporation ("DataPath"), and Andy Mullins, an individual resident of Georgia (the "Employee").

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.3 of the Employment Agreement shall be amended and replaced in its entirety with the following:

        "Section 1.3    Contingency.    This Agreement is binding on all parties hereto, but it shall not become effective unless and until DataPath completes an underwritten public offering or a private offering pursuant to Rule 144A that in either event results in net proceeds to the shareholders of DataPath of no less than $11 per share for at least 50% of the shares outstanding (an "Offering"). If such event has not occurred on or before September 30, 2006, this Agreement shall automatically be terminated and become null and void."

        All other provisions of the Agreement shall remain in force as written.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of June 22, 2006.

DATAPATH, INC.		EMPLOYEE
Signature:	/s/ JAMES M. MODAK	Signature:	/s/ ANDY MULLINS
Print Name:	James M. Modak	Print Name:	Andy Mullins
Title:	6/23/06

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AMENDMENT TO EMPLOYMENT AGREEMENT